EXHIBIT 21.1

SUBSIDIARIES OF WEBMETHODS, INC.

NAME	ORGANIZED IN

webMethods West, Inc.	Delaware
Door Acquisition, Inc.	Delaware
The Dante Group, Inc.	Delaware
The Mind Electric, Inc.	Texas
Intelliframe Corporation	Pennsylvania
webMethods Worldwide, Inc.	California
webMethods Canada Corporation	Canada
webMethods UK Ltd.	United Kingdom
webMethods BV	the Netherlands
webMethods Germany GmbH	Germany
webMethods France Sarl	France
webMethods Australia Pty Ltd.	Australia
webMethods China Co., Limited	Peoples Republic of China
webMethods Hong Kong Ltd.	Hong Kong
webMethods Japan K.K.	Japan
webMethods Singapore Pte Ltd.	Singapore
webMethods Korea Co., Ltd.	South Korea
webMethods Malaysia Sdn Bhd	Malaysia